PROMISSORY NOTE


$10,670,000.00                                           New York, New York
                                                              July 31, 1996

     FOR VALUE RECEIVED MABLETON VILLAGE ASSOCIATES, L.L.C., a Georgia limited liability company, as maker, having its principal place of business c/o Charter Properties, Inc., 4501 Circle 75 Parkway, Suite A-1164, Atlanta, Georgia 30339 ("Borrower"), hereby unconditionally promises to pay to the order of Lehman Brothers Holdings Inc. d/lo/a Lehman Capital, a Division of Lehman Brothers Holdings Inc., a Delaware corporation, having an address at Three World Financial Center, 200 Vesey Street, New York, New York 10285 ("Lender"), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of Ten Million Six Hundred Seventy Thousand and No/00 Dollars ($10,670,000.00), in lawful money of the United States of America with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (defined below), and to be paid in installments as follows:

1.   PAYMENT TERMS

     A payment of interest only on July 30, 1996;

     The Constant Monthly Payment (hereinafter defined) on the first day of September, 1996 and on the first day of each calendar month thereafter up to and including the first day of August, 2006;

each of the payments to be applied as follows:

     (i) first, to the payment of interest computed at the Applicable Interest Rate; and

     (ii) the balance toward the reduction of the principal sum;

and the balance of the principal sum and all interest thereon shall be due and payable on the first day of August, 2006 (the "Maturity Date"). Interest on the principal sum of this Note shall be calculated on the basis of a three hundred sixty (360) day year based on twelve (12) thirty (30) day months except that interest due and payable for a period of less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said 360-day year.

2.   INTEREST

     The term "Applicable Interest Rate" as used in the Security Instrument (defined below) and this Note shall mean an interest rate equal to nine and twenty-two one hundredths percent (9.22%) per annum.

     The term "Constant Monthly Payment" as used herein shall mean a payment equal to $87,547.60.

3.   DEFAULT AND ACCELERATION

     (a) The whole of the principal sum of this Note, (b) interest, default interest, late charges and other sums, as provided in this Note, the Security Instrument or the Other Security Documents (defined below),
(c) all other monies agreed or provided to be paid by Borrower in this Note, the Security Instrument or the Other Security Documents, (d) all sums advanced pursuant to the Security Instrument to protect and preserve the Property (defined below) and the lien and the security interest created thereby, and (e) all sums advanced and costs and expenses incurred by Lender in connection with the Debt (defined below) or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Lender (all the sums referred to in (a) through (e) above shall collectively be referred to as the "Debt") shall without notice become immediately due and payable at the option of Lender if any payment required in this Note is not paid prior to the tenth (10) day after the date when due or on the Maturity Date or on the happening of any other default, after the expiration of any applicable notice and grace periods, herein or under the terms of the Security Instrument or any of the Other Security Documents (collectively, an "Event of Default").

4.   DEFAULT INTEREST

     Borrower does hereby agree that upon the occurrence of an Event of Default, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a rate (the "Default Rate") equal to (i) the greatest of (a) the Applicable Interest Rate plus three percent (3%) or (b) the Prime Rate (as hereinafter defined) plus four percent (4%) or (ii) the maximum interest rate that Borrower may by law pay, whichever is lower. The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt, and shall be deemed secured by the Security Instrument. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

     The "Prime Rate" shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the Prime Rate. If more than one Prime Rate is published in The Wall Street Journal for a day, the average of the Prime Rates shall be used, and such average shall be rounded up to the nearest one-quarter of one percent (.25%). If The Wall Street Journal ceases to publish the "Prime Rate" the Lender shall select an equivalent publication that publishes such "Prime Rate", and if such prime rates are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

5.   PREPAYMENT

     Provided no Event of Default exists, the principal balance of this Note may be prepaid, in whole but not in part, upon: (i) not less than 30 days and not more than 45 days prior written notice (the "Prepayment Notice") to Lender specifying the scheduled payment date on which prepayment is to be made (the "Prepayment Date"); (ii) payment of all accrued and unpaid interest on the outstanding principal balance of this Note to and including the Prepayment Date together with a payment of all interest which would have accrued on the principal balance of this Note to and including the first day of the calendar month immediately following the Prepayment Date, if such prepayment occurs on a date which is not the first day of a calendar month (the "Shortfall Interest Payment"); (iii) payment of all other sums then due under this Note, the Security Instrument and the Other Security Documents and (iv) payment of a prepayment consideration (the "Prepayment Consideration") in an amount equal to the greater of: (A) one (1%) percent of the principal amount of this Note being prepaid; and
(B) the present value of a series of payments each equal to the Payment Differential (hereinafter defined) and payable on each monthly payment date over the remaining original term of this Note and on the Maturity Date discounted at the Reinvestment Yield (hereinafter defined) for the number of months remaining from the Prepayment Date to each such monthly payment date and the Maturity Date. The term "Reinvestment Yield" as used herein shall be equal to the lesser of (a) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the Maturity Date, or (b) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the Debt, with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the Prepayment Date set forth in the Prepayment Notice (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The term "Payment Differential" as used herein shall be equal to (z) the Applicable Interest Rate minus the Reinvestment Yield, divided by (y) 12 and multiplied by (z) the principal sum outstanding after application of the Constant Monthly Payment due on such Prepayment Date, provided that the Payment Differential shall in no event be less than zero. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender shall notify Borrower of the amount, and the basis of determination, of the required Prepayment Consideration. If a Prepayment Notice is given by Borrower to Lender pursuant to this Article 5, the principal balance of this Note and the other sums required under this Article shall be due and payable on the Prepayment Date.

     Lender shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by all sums due in connection therewith. Notwithstanding anything contained herein to the contrary, provided no Event of Default exists, no Prepayment Consideration shall be due in connection with a complete or partial prepayment resulting from the application of insurance proceeds or condemnation awards pursuant to Sections 3.3 and 3.6 of the Security Instrument. In the event of any permitted partial prepayment of the principal balance of this Note, the amount of principal prepaid (but not including any Prepayment Consideration or interest) shall be applied to the principal last due under this Note and shall not release Borrower from the obligation to pay the Constant Monthly Payments next becoming due under this Note and the Constant Monthly Payment shall not be adjusted or recalculated as a result of such partial prepayment.

     If a Default Prepayment (defined herein) occurs, Borrower shall pay to Lender the entire Debt, including, without limitation, the Prepayment Consideration.

     For purposes of this Note, the term "Default Prepayment" shall mean a prepayment of the principal amount of this Note made during the continuance of any Event of Default or after an acceleration of the Maturity Date under any circumstances, including, without limitation, a prepayment occurring in connection with reinstatement of the Security Instrument provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any other party having a statutory right to redeem or prevent foreclosure, any sale in foreclosure or under exercise of a power of sale or otherwise.

6.   SECURITY

     This Note is secured by the Security Instrument and the Other Security Documents. The term "Security Instrument" as used in this Note shall mean the Deed to Secure Debt and Security Agreement dated the date hereof in the principal sum of $10,670,000 given by Borrower to (or for the benefit of) Lender covering the fee estate of Borrower in certain premises located in Cobb County, State of Georgia, and other property, as more particularly described therein (collectively, the "Property") and intended to be duly recorded in said County. The term "Other Security Documents" as used in this Note shall mean all and any of the documents other than this Note or the Security Instrument now or hereafter executed by Borrower and/or others and by or in favor of Lender, which wholly or partially secure or guarantee payment of this Note including, but not limited to, that certain Loan Agreement dated the date hereof between Borrower and Lender. Whenever used, the singular number shall include the plural, the plural number shall include the singular, and the words "Lender" and "Borrower" shall include their respective successors, assigns, heirs, executors and administrators.

     All of the terms, covenants and conditions contained in the Security Instrument and the Other Security Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

7.   SAVINGS CLAUSE

     This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

8.   LATE CHARGE

     If any sum payable under this Note is not paid prior to the tenth
(10th) day after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of the unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Lender in handling and processing the delinquent payment and to compensate Lender for the loss of the use of the delinquent payment and the amount shall be secured by the Security Instrument and the Other Security Documents.

9.   NO ORAL CHANGE

     This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

10.  JOINT AND SEVERAL LIABILITY

     If Borrower consists of more than one person or party, the obligations and liabilities of each person or party shall be joint and several.

11.  WAIVERS

     Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment and all other notices of any kind. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Security Instrument or the Other Security Documents made by agreement between Lender or any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or entity who may become liable for the payment of all or any part of the Debt, under this Note, the Security Instrument or the Other Security Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in this Note, the Security Instrument or the Other Security Documents. If Borrower is a partnership, the agreements herein contained shall remain in force and applicable, notwithstanding any changes in the individuals comprising the partnership, and the term "Borrower," as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term "Borrower" as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. (Nothing in the foregoing sentence shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership which may be set forth in the Security Instrument or any Other Security Document.)

12.  TRANSFER

     Upon the transfer of this Note, Borrower hereby waiving notice of any such transfer, Lender may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Security Instrument and the Other Security Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

13.  WAIVER OF TRIAL BY JURY

     BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THIS NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THIS NOTE, THIS NOTE, THE SECURITY INSTRUMENT OR THE OTHER SECURITY DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

14.  EXCULPATION

     (a) Except as otherwise provided herein, in the Security Instrument or in the Other Security Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Note or the Security Instrument by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Note, the Security Instrument, the Other Security Documents, and the interest in the Property, the Rents (as defined in the Security Instrument) and any other collateral given to Lender created by this Note, the Security Instrument and the Other Security Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Note and the Security Instrument, agrees that it shall not, except as otherwise provided in Section 11.10 of the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Note, the Other Security Documents or the Security Instrument. The provisions of this Article shall not, however,
(i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Note, the Other Security Documents or the Security Instrument; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any indemnity, guaranty, master lease or similar instrument made in connection with this Note, the Security Instrument, or the Other Security Documents;
(iv) impair the right of Lender to obtain the appointment of a receiver;
(v) impair the enforcement of the Assignment of Leases and Rents executed in connection herewith; (vi) impair the right of Lender to obtain a deficiency judgment or judgment on the Note against Borrower if necessary to obtain any insurance proceeds or condemnation awards to which Lender would otherwise be entitled under the Security Instrument; provided however, Lender shall only enforce such judgment against the insurance proceeds and/or condemnation awards; or (vii) impair the right of Lender to enforce the provisions of Sections 11.10, 13.2, 13.3 and 13.4 of the Security Instrument.

     (b) Notwithstanding the provisions of this Article 14 to the contrary, Borrower shall be personally liable to Lender for the Losses (as defined in the Security Instrument) it incurs due to: (i) fraud or intentional misrepresentation by Borrower or any other person or entity in connection with the execution and the delivery of this Note, the Security Instrument or the Other Security Documents; (ii) Borrower's misapplication or misappropriation of Rents received by Borrower after the occurrence of an Event of Default; (iii) Borrower's misapplication or misappropriation of tenant security deposits or Rents collected in advance; (iv) the misapplication or the misappropriation of insurance proceeds or condemnation awards; (v) Borrower's failure to pay Taxes (as defined in the Security Instrument), Insurance Premiums (as defined in the Security Instrument), Other Charges (as defined in the Security Instrument) (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of the Security Instrument), charges for labor or materials or other charges that can create liens on the Property; or (vi) Borrower's failure to comply with the provisions of
Section 4.2, 12.1 or 12.2 of the Security Instrument.

     (c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event of Borrower's default under Section 3.11, 4.3, 8.1, 8.2, 8.3 or 8.4 of the Security Instrument of the Security Instrument, or if the Property or any part thereof shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding, or (ii) an involuntary bankruptcy or insolvency proceeding which is not dismissed within ninety (90) days of filing.

     (d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instrument or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Note, the Security Instrument and the Other Security Documents.

15.  AUTHORITY

     Borrower (and the undersigned representative of Borrower, if any) represents that Borrower has full power, authority and legal right to execute and deliver this Note, the Security Instrument and the Other Security Documents and that this Note, the Security Instrument and the Other Security Documents constitute valid and binding obligations of Borrower.

16.  APPLICABLE LAW

     This Note shall be governed, construed, applied and enforced in accordance with the laws of the State of New York.

17.  SERVICE OF PROCESS

     (a) (i) Borrower will maintain a place of business or an agent for service of process in Atlanta, Georgia and give prompt notice to Lender of the address of such place of business and of the name and address of any new agent appointed by it, as appropriate. Borrower further agrees that the failure of its agent for service of process to give it notice of any service of process will not impair or affect the validity of such service or of any Judgment based thereon. If, despite the foregoing, there is for any reason no agent for service of process of Borrower available to be served, and if it at that time has no place of business in Atlanta, Georgia, then Borrower irrevocably consents to service of process by registered or certified mail, postage prepaid, to it at its address given in or pursuant to the first paragraph hereof.

     (ii) Borrower initially and irrevocably designates James Fleming, Esq., with offices on the date hereof at One Midtown Plaza, 1360 Peachtree Street, N.E., Suite 930, Atlanta, Georgia 30309, to receive for and on behalf of Borrower service of process in Atlanta, Georgia with respect to this Note.

     (b) With respect to any claim or action arising hereunder or under the Security Instrument or the Other Security Documents, Borrower (a) irrevocably submits to the nonexclusive jurisdiction of the courts of the State in which the Property is located, the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York and the county in which the Property is located, and appellate courts from any thereof, and (b) irrevocably waives any objection which it may have at any time to the laying on venue of any suit, action or proceeding arising out of or relating to this Note brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) Nothing in this Note will be deemed to preclude Lender from bringing an action or proceeding with respect hereto in any other jurisdiction.

18.  COUNSEL FEES

     In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security therefor, Borrower also agrees to pay all reasonable fees and expenses of Lender, including, without limitation, reasonable attorney's fees for the services of such counsel whether or not suit be brought. To the extent this Note, the Security Instrument or any of the Other Security Documents provides for Lender's ability or right to recover attorney's fees, such fees shall be limited to Lender's reasonable attorney's fees actually incurred.

19.  NOTICES

     All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof,
(ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:     c/o Charter Properties, Inc.
                    4501 Circle 75 Parkway, Suite A-1164
                    Atlanta, Georgia 30339
                    Attention: Charles H. Lesley
                    Facsimile No. (770) 984-2696

With a copy to:     Fleming, Drummond & Ray, L.C.
                    One Midtown Plaza, Suite 930
                    1360 Peachtree Street, N.E.
                    Atlanta, Georgia 30309
                    Attention: James Fleming, Esq.
                    Facsimile No. (404) 892-0445

If to Lender:       Lehman Brothers Holdings Inc.
                    d/b/a Lehman Capital, a Division
                    of Lehman Brothers Holdings Inc.
                    Three World Financial Center
                    200 Vesey Street
                    New York, New York 10285
                    Attention: John Herman
                    Facsimile No. (212) 528-6659

With a copy to:     Stroock & Stroock & Lavan
                    Seven Hanover Square
                    New York, New York 10004
                    Attention: William Campbell, Esq.
                    Facsimile No. (212) 806-6006

or addressed as such party may from time to time designate by written notice to the other parties.

     Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

     "Business Day" shall mean a day upon which commercial banks are not authorized or required by law to close in New York, New York.

20.  MISCELLANEOUS

     (a) Wherever pursuant to this Note (i) Lender exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Lender, or (iii) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

     (b) Wherever pursuant to this Note it is provided that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, legal fees and disbursements of Lender, whether of retained firms, the reimbursement for the expenses of in-house staff, or otherwise.

     IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

                            MABLETON VILLAGE ASSOCIATES, L.L.C., a Georgia limited liability company


                            By: Lesley-Mableton, Inc., a Georgia
                                corporation and its sole Manager


                                By:/s/ Charles H. Lesley
                                   -----------------------------
                                   Charles H. Lesley
                                   President


                                (Corporate Seal)